Martinez-Ayme Securities
9495 Sunset Drive, Suite B275
Miami, FL  33173-5422

305-271-3232

November 9, 2009

Eric Takamura
NuGen Mobility, Inc.
44645 Guilford Drive, Suite 201
Ashburn, VA  20147

Dear Mr. Takamura:

This agreement is to confirm our understanding of the engagement of Martinez-Ayme Securities (“MAS”) as investment banker to assist NuGen Mobility, Inc. (the “Company”),  specifically to value and raise capital, as well as, advise, structure, make introductions and use our best efforts to position the company for a liquidity event.  This event may take the form of registering and listing equity, outright sale of the Company, or licensing agreement(s) or arrangement(s).  Any introductions, for the purpose of providing a financial investment in the Company, on terms acceptable to the Company, MAS shall inform the Company of the identity of proposed Investor whereupon MAS will be protected as to the compensation described below, with respect to any transaction involving such Investors, for a period of 24 months from the date of the introduction.

In the event of a successful transaction with or through Investors introduced by MAS, directly or indirectly, the company will compensate MAS at closing as follows:  (i) a cash placement fee up to a maximum of 10% of the gross amount (7% commission and 3% non accountable expenses) of any investment in the Company by any of the Investors and (ii) one million shares (1,000,000) of the common stock of the Company at time of closing of this initial transaction.  MAS will also have the right to appoint a board member. MAS agrees that a minimum of $1,000,000 is the necessary breakpoint for the equity consideration of the initial transaction capital raise.  If a transaction involves consideration other than cash e.g. equity, the cash compensation due MAS shall be based on the value of the other consideration involved in the transaction.  MAS shall be entitled to compensation set forth under (i) and (ii) above with respect to any transaction consummated within 24 months by any potential investor introduced or identified by MAS to the Company.  The cash fee due MAS shall be paid by wire transfer of immediate available funds at each closing or any investment by any investors.

In addition, this agreement shall commence upon execution and be effective for 12 months thereafter.  This agreement shall continue month to month after the first year and may be terminated by written notice by either party with 30 days prior notice.

The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, (i) MAS will use and rely on data, material and other information furnished by the Company to MAS, and (ii) MAS may rely upon such data, material and other information furnished to MAS by the Company without any independent investigation or appraisal to verify its accuracy, completeness or veracity, except to the extent MAS has actual knowledge to the contrary.  Company represents and warrants that all such data, material and other information provided by the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.   MAS shall be under no obligation to make independent appraisals of assets or an independent investigation or inquiry as to any information regarding, or any representations of, any other participant in a Transaction or Financing, nor shall MAS have any liability with regard thereto.  If, in MAS’s opinion after completion of its due diligence process, the condition or prospects of the Company, financial or otherwise, are not substantially as represented or do not fulfill MAS’s expectations, MAS shall have the sole discretion to determine its continued participation in any proposed financing and / or transaction.

Definition of Financing

Financing, as used herein, shall mean all amounts furnished to or for the use of the Company with Investors directed or introduced by, or through the efforts of, MAS after the date of this Agreement, whether by investment in equity or debt securities of the Company, loans, loan commitments, guarantees of indebtedness, leasing, sale and leaseback, joint ventures or licensing.

Payment of Compensation

The fees due MAS as set forth above shall be paid by bank or cashier's check at the closing of Financing. In the event that a portion of the Financing is completed in delayed increments, the fee shall be paid prorata as each increment is advanced.

 In the event that this Agreement shall not be renewed, or if this Agreement is terminated for any reason, then notwithstanding any such non-renewal or termination, MAS shall be entitled to receive the full fee provided for hereunder for any transaction for which the discussions or introductions were initiated during the Term of this Agreement.
Expenses

In addition to the fees payable hereunder, and regardless of whether any Transaction or Financing is proposed or consummated, the Company shall reimburse MAS for all reasonable expenses, including, but not limited to: travel expenses, legal expenses, and reasonable fees paid to third parties incurred in order to facilitate the terms of this Agreement or otherwise in connection with the services performed by MAS pursuant to this Agreement. Any expenses over $3,000 must have prior approval of the Company.

Confidentiality

MAS will hold in confidence any confidential information which the Company provides to MAS pursuant to this Agreement, which is designated by an appropriate stamp or legend as being confidential.  Notwithstanding the foregoing, MAS shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by MAS; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of MAS in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by MAS by laws, rules or regulations.  If MAS is requested or required to disclose any confidential information supplied to it by the Company, MAS shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.
Restrictions

Nothing herein contained shall be construed to limit or restrict MAS in providing financial services and consulting advice to others, or in rendering advice or conducting business with any third parties.

Indemnification

The Company recognizes and confirms that, in advising the Company hereunder, MAS will use and rely on data, material and other information furnished to MAS by the Company, without independently verifying the accuracy, completeness or veracity of same. The Company agrees to indemnify and hold harmless MAS, its employees, agents, representatives and controlling persons from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses (collectively, “Damages”), including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of the rendering by MAS of services pursuant to this Agreement, so long as MAS shall not have engaged in intentional or willful misconduct, or acted grossly negligent in connection with the services provided which form the basis of the claim for indemnification.  This Paragraph shall survive the termination of this Agreement. The Company hereby agrees that MAS shall not be liable to the Company for any damages except for those arising from the MAS’s willful gross negligence, and, MAS’s liability for any such damages shall be limited to the fees actually collected by MAS.

This agreement is governed by and construed under the laws of the State of Florida, and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of such state.  In the event of any such actions, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney’s fees from the losing party.

If the foregoing correctly sets forth our agreement, please sign and return the enclosed copy of this letter.

Very truly yours,

/s/ Reynaldo A. Martinez

Reynaldo A. Martinez
President
Accepted and agreed to this 9th day of
November, 2009

NuGen Mobility, Inc.

By:	/s/ Eric Takamura
Eric Takamura
President and CEO